Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Wellchange Holdings Company Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, US$ 0.00005 par value per share	Rule 457(c) and (h)	7,000,000	$0.283	$1,981,000	$0.00015310	$303.29
Total Offering Amounts							$303.29
Total Fee Offsets							$0
Net Fee Due							$303.29

(1)	This Registration Statement on Form S-8 covers additional shares of Ordinary Shares, US$0.00005 par value per share of Wellchange Holdings Company Limited (“Registrant”) issuable pursuant to the 2025 Equity Incentive Plan (the “2025 Equity Incentive Plan”) of the Registrant. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of ordinary shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the 2025 Equity Incentive Plan.

(2)	The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$0.283 per Ordinary Share, the average of the high and low prices for the Registrant’s Ordinary Share as quoted on the Nasdaq Capital Market on June 3, 2025.